BOFI Federal Bank
CHANGE OF CONTROL SEVERANCE AGREEMENT
This Change of Control Severance Agreement (the "Agreement") is made and entered into by and between ("Executive") and BofI Federal Bank (the "Bank"), as of June 15, 2018 (the "Effective Date").
RECITALS
1.It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Compensation Committee of the Board of Directors of the Company (the "Committee") recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Committee has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.
2.The Committee believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
3.The Committee believes that it is imperative to provide Executive with certain severance benefits upon Executive's termination of employment following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.
4.Certain capitalized terms used in the Agreement are defined in Section 5 below.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will have an initial term commencing on the Effective Date and ending on June 15, 2020 (the "Initial Term"). Thereafter, this Agreement will renew automatically for an additional one (1) year term (the "Additional Term") unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing sentence, if a Change of Control occurs at any time during either the Initial Term or an Additional Term, the term of this Agreement will extend automatically through date that is twenty-four (24) months following the effective date of the Change of Control. If Executive becomes entitled to severance benefits under Section 3 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2. At-Will Employment. The Company and Executive acknowledge that Executive's employment is and will continue to be at-will, as defined under applicable law. If Executive's employment terminates for any reason, including (without limitation) any termination that occurs other than during the period that is on or within twenty-four (24) months after a Change of Control as provided herein, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement or by the BofI Holding, Inc., 2004 Stock Incentive Plan, as amended, and the BofI Holding, Inc. 2014 Stock Incentive Plan (collectively, the “Stock Plan”), and the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses.

3.Severance Benefits.
(a)Termination without Cause in Connection with a Change of Control. If the Company terminates Executive's employment with the Company without Cause and such termination occurs during the period that is on or within twenty-four (24) months after a Change of Control, and Executive signs and does not revoke a mutually agreeable bi-lateral release, then Executive will receive the following from the Company:
(i)Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements, including but not limited to BofI Holding, Inc., 2004 Stock Incentive Plan, as amended, and the BofI Holding, Inc. 2014 Stock Incentive Plan (collectively, the “Stock Plan”).
(ii)Severance Payment. Executive will receive a lump sum severance payment (less applicable withholding taxes) equal to 150% of Executive's total compensation during the 12 months immediately prior to Executive's termination date or (if greater) effect immediately prior to the Change of Control.
(iii)Equity Awards. Any outstanding unvested equity incentive awards shall become immediately and fully vested.

(iv)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") for Executive and Executive's eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive's termination) until the earlier of (A) a period of twelve (12) months from the last date of employment of the Executive with the Company, or (B) the date upon which Executive and/or Executive's eligible dependents becomes covered under similar plans. COBRA reimbursements will be made by the Company to Executive consistent with the Company's normal expense reimbursement policy.
(b)Timing of Severance Payments. Unless otherwise required by Section 3(g), the Company will pay any severance payments in a lump sum as soon as practicable following Executive's termination date; provided, however, that no severance or other benefits will be paid or provided until the separation agreement and release of claims becomes effective, and any severance amounts or benefits otherwise payable between Executive's termination date and the date such release becomes effective will be paid on the effective date of such release. If Executive should die before all of the severance amounts have been paid, such unpaid amounts will be paid in a lump-sum payment promptly following such event to Executive's designated beneficiary, if living, or otherwise to the personal representative of Executive's estate.
(c)Voluntary Resignation; Termination for Cause. If Executive's employment with the Company terminates (i) voluntarily by Executive or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company's then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)Intentionally Omitted
(e)Termination not in Connection with a Change of Control. In the event Executive's employment is terminated for any reason other than as provided in Section 3(a) then Executive will be entitled only to the benefits provided by BofI Holding, Inc., 2004 Stock Incentive Plan, as amended, and the BofI Holding, Inc. 2014 Stock Incentive Plan (collectively, the “Stock Plan”) and to any severance as may be provided in the sole discretion of the Chief Executive Officer of the Company.
(f)Exclusive Remedy. In the event of a termination of Executive's employment as set forth in Section 3(a), the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). If Executive is terminated consistent with Section 3(a) hereof, Executive shall not be entitled to benefits, compensation or other payments or rights upon termination of employment for the Company’s convenience other than those benefits expressly set forth in this Section 3. In consideration of the Company’s promises in this Agreement, to the fullest extent permitted by applicable law, Executive hereby waives any other rights or remedies against the Company, its affiliates and subsidiaries, and their respective officers, directors and employees (collectively, the “BofI Parties”). In consideration of the Company’s promises in this Agreement, to the fullest extent permitted by applicable law, Executive waives and releases any claims or potential claims against the BofI Parties existing as of Executive’s execution and delivery of this Agreement, including, without limitation, (i) any claim, existing as of Executive’s execution and delivery of this Agreement, in relation to this Agreement or the negotiation and execution hereof and (ii) any claim, in existence as of the date of Executive’s execution and delivery of this Agreement, not known to the Executive upon execution and delivery of this Agreement (it being understood that this provision includes a waiver of the provisions of California Civil Code Section 1542 regarding a release of unknown claims). For the avoidance of doubt, this Section 3(f) shall not be construed to limit any applicable right of indemnification from the Company to which Executive may be entitled for good faith actions taken in the course and scope of Executive’s employment for the Company; however, this Agreement does not create any right of indemnification from the Company.

(g)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, if Executive is a "specified employee" within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder ("Section 409A") at the time of Executive's termination (other than due to death), and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") that are payable within the first six (6) months following Executive's termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive's termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive's death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(ii)Any amount paid under the Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)Amount paid under the Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.
(iv)The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
4.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute "parachute payments" within the meaning of Section 280G of the Code, and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive's severance benefits under Section 3(a) will be either:
(a)delivered in full, or

(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by the Company's independent public accountants immediately prior to a Change of Control or such other person or entity to which the parties mutually agree (the "Accountants"), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may incur in connection with any calculations contemplated by this Section 4.
5.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Cause. "Cause" will mean:
(i)Executive's continued intentional and demonstrable failure to perform his or her duties customarily associated with Executive's position as an employee of the Company or its respective successors or assigns, as applicable (other than any such failure resulting from Executive's mental or physical Disability) after Executive has received a written demand of performance from the Company with specifically sets forth the factual basis for the Company's belief that Executive has not devoted sufficient time and effort to the performance of his or her duties and has failed to cure such non- performance within thirty (30) days after receiving such notice (it being understood that if Executive is in good-faith performing his or her duties, but is not achieving results the Company deems satisfactory for Executive's position, it will not be considered to be grounds for termination of Executive for "Cause");

(ii)Executive's conviction of, or plea of nolo contendere to, a felony that the Board of Directors of the Company (the "Board") reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; or
(iii)Executive's commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company or its respective successors or assigns, as applicable.

If and only if Executive is terminated as provided in Section 3(a) hereof, Executive will receive notice and an opportunity to be heard before the Board with Executive's own attorney before any termination for Cause is deemed effective. Notwithstanding anything to the contrary, the Board may immediately place Executive on administrative leave (with full pay and benefits to the extent legally permissible) but will allow reasonable access to Company information, employees and business should Executive wish to avail himself and prepare for his or her opportunity to be heard before the Board prior to the Board's termination for Cause. If Executive avails himself of his or her opportunity to be heard before the Board, and then fails to make himself or herself available to the Board within thirty (30) days of such request to be heard, the Board may thereafter cancel the administrative leave and terminate Executive for Cause. Likewise, if the Board fails to make itself available to Executive and his or her counsel within thirty (30) days of Executive's request to be heard, Executive will be entitled to terminate his or her employment with the Company and such termination will be treated as a resignation by Executive for Good Reason.
(b)Change of Control. "Change of Control" will mean the occurrence of any of the following events:
(i)Change in Ownership of the Company. A change in the ownership of the
Company which occurs on the date that any one person, or more than one person acting as a group ("Person"), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or
(ii)Change in Effective Control of the Company. A change in the effective control of the Company which occurs (a) on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election or (b) on the date that the Chief Executive Office of the Bank as of the date of this Agreement ceases to be the chief executive officer of the Bank.
(iii)Change in Ownership of a Substantial Portion of the Company's Assets. A change in the ownership of a substantial portion of the Company's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(c)Intentionally Omitted

(d)Section 409A Limit. "Section 409A Limit" will mean the lesser of two (2) times: (i) Executive's annualized compensation based upon the annual rate of pay paid to Executive during the Executive's taxable year preceding the Executive's taxable year of Executive's termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A- 1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive's employment is terminated.
6.Successors.
(a)The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive's Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Arbitration.
(a)The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive's employment by the Company, Executive's service as an officer or director of the Company, or Executive's compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the "Act"), and pursuant to California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Executive further understand that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS"), pursuant to its Employment Arbitration Rules & Procedures (the "JAMS Rules"). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys' fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he or she filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Clara County, California.
(c)Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d)Administrative Relief. Executive understand that this Agreement does not prohibit him or her from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.
(e)Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he or she has carefully read this Agreement and has asked any questions needed for him or her to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Executive is waiving his or her right to a jury trial. Finally, Executive agrees that he or she has been provided an opportunity to seek the advice of an attorney of his or her choice before signing this Agreement.
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8.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by
U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.
9.Miscellaneous Provisions.
(a)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b)Other Requirements. Executive's receipt of any payments or benefits under Section 3 will be subject to Executive continuing to comply with the terms of any confidential information agreement executed by Executive in favor of the Company and the provisions of this Agreement.
(c)Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(e)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof, including, without limitation, the Addendum to Stock Option Agreement applicable to any stock option award of Executive. For the avoidance of doubt, this Agreement shall not be deemed to supersede or affect any benefit entitlements vested as of the date of the Executive's termination of employment pursuant to written terms of any Company employee benefit plan, including without limitation the Company's Executive Retiree Medical Plan. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
(f)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
(i)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Intentionally Blank – Signatures on Following Page

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	BofI Federal Bank
By: /s/Gregory Garrabrants
Title: Chief Executive Officer
Date: October 18, 2018

EXECUTIVE	By: /s/ John Tolla
Title: EVP Chief GRC Officer
Date: October 17, 2018